PRESS RELEASE

AbbVie Reports First-Quarter 2020 Financial Results

•	Reports First-Quarter Diluted EPS of $2.02 on a GAAP Basis; Adjusted Diluted EPS of $2.42

•	First-Quarter Net Revenues Were $8.619 Billion, an Increase of 10.1 Percent on a GAAP Basis, or 10.7 Percent Operationally

•
First-Quarter U.S. HUMIRA Net Revenues Were $3.656 Billion, an Increase of 13.7 Percent; Internationally, HUMIRA Net Revenues Were $1.047 Billion, a Decrease of 14.9 Percent on a Reported Basis, or 12.8 Percent Operationally, Due to Biosimilar Competition

•
First-Quarter Global Net Revenues From the Hematologic Oncology Portfolio Were $1.549 Billion, an Increase of 32.1 Percent on a Reported Basis, or 32.3 Percent Operationally; First-Quarter Global IMBRUVICA Net Revenues Were $1.232 Billion, an Increase of 20.6 Percent, with U.S. Net Revenues of $966 Million and International Profit Sharing of $266 Million; Global VENCLEXTA Net Revenues Were $317 Million

•	First-Quarter Global SKYRIZI Net Revenues Were $300 Million; Global RINVOQ Net Revenues Were $86 Million

•	Donates $35 Million for COVID-19 Relief to Support Healthcare Systems, Patients and Communities; Supports COVID-19 Clinical Research by Collaborating with Health Authorities and Institutions Globally

•
AbbVie Announced Final Approval from the European Commission and Entered into a Consent Decree Agreement with Staff of the U.S. Federal Trade Commission Regarding the Pending Allergan Transaction; AbbVie Expects to Close the Pending Allergan Transaction in May 2020

•
Updates Standalone 2020 GAAP Diluted EPS Guidance Range From $7.66 to $7.76 to $7.60 to $7.70, Representing Growth of 44.9 Percent at the Midpoint; Confirms Standalone 2020 Adjusted Diluted EPS Guidance Range of $9.61 to $9.71, Representing Growth of 8.1 Percent at the Midpoint

NORTH CHICAGO, Ill., May 1, 2020 – AbbVie (NYSE:ABBV) announced financial results for the first quarter ended March 31, 2020.

"During this challenging time, we are doing everything possible to ensure our employees remain safe, our patients receive their medicines and assistance is available to help those most deeply impacted by the COVID-19 pandemic,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “Our business continues to perform well and remains strong, which speaks volumes as to the robustness of our portfolio and the commitment from our many dedicated employees across the organization."

Note: "Operational" comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.    1

First-Quarter Results

•
Worldwide net revenues were $8.619 billion, an increase of 10.1 percent on a reported basis, or 10.7 percent operationally, including a 240 basis point stocking benefit related to the COVID-19 pandemic.

•
Global HUMIRA net revenues of $4.703 billion increased 5.8 percent on a reported basis, or 6.4 percent operationally. U.S. HUMIRA net revenues were $3.656 billion, an increase of 13.7 percent. Internationally, HUMIRA net revenues were $1.047 billion, a decrease of 14.9 percent on a reported basis, or 12.8 percent operationally, due to biosimilar competition.

•
Global net revenues from the hematologic oncology portfolio were $1.549 billion, an increase of 32.1 percent on a reported basis, or 32.3 percent operationally. Global IMBRUVICA net revenues were $1.232 billion, an increase of 20.6 percent, with U.S. net revenues of $966 million and international profit sharing of $266 million. Global VENCLEXTA net revenues were $317 million.

•	Global SKYRIZI net revenues were $300 million and global RINVOQ net revenues were $86 million.

•	On a GAAP basis, the gross margin ratio in the first quarter was 77.5 percent. The adjusted gross margin ratio was 82.7 percent.

•	On a GAAP basis, selling, general and administrative expense was 19.7 percent of net revenues. The adjusted SG&A expense was 18.6 percent of net revenues.

•
On a GAAP basis, research and development expense was 16.0 percent of net revenues. The adjusted R&D expense was 14.3 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.

•	On a GAAP basis, the operating margin in the first quarter was 41.8 percent. The adjusted operating margin was 49.8 percent.

•	On a GAAP basis, net interest expense was $428 million. The adjusted net interest expense was $284 million.

•	On a GAAP basis, the tax rate in the quarter was 2.8 percent. The adjusted tax rate was 9.7 percent.

•	Diluted EPS in the first quarter was $2.02 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $2.42, including a $0.09 stocking benefit related to the COVID-19 pandemic.

Note: "Operational" comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.    2

Recent Events

•
AbbVie announced a donation of $35 million to support COVID-19 relief efforts with partners International Medical Corps, Direct Relief and Feeding America. In the U.S., AbbVie's funds will be used to support healthcare capacity for hospitals as well as protect vulnerable populations by enabling access to food and essential supplies. In Europe, the donation will provide critical equipment and supplies to patients and front-line healthcare workers in the hardest-hit countries. Additionally, AbbVie is doubling the AbbVie Foundation match for COVID-19-related contributions by its employees, whereby the AbbVie Foundation will match $2 to every $1 employees donate to a nonprofit for this purpose.

•
AbbVie is supporting COVID-19 clinical research by collaborating with health authorities and institutions globally to determine antiviral activity as well as efficacy and safety of KALETRA/ALUVIA (lopinavir/ritonavir), AbbVie’s antiretroviral therapy for the treatment of HIV, against COVID-19. Collaboration partners include European health authorities and the U.S. Food and Drug Administration (FDA), Centers for Disease Control and Prevention, National Institutes of Health and Biomedical Advanced Research and Development Authority. Along with industry partners, the company has joined the Innovative Medicines Initiative to support research and discovery of targeted medicines against COVID-19.

•
AbbVie has initiated the Phase 2 iNSPIRE clinical trial to evaluate the potential of IMBRUVICA (ibrutinib) to treat patients with moderate to severe COVID-19. The trial will evaluate the role of IMBRUVICA in preventing pro-inflammatory cytokines through multiple pathways and reducing the risk of pulmonary failure, the most common cause of mortality related to COVID-19 infection. The study aims to determine the safety and efficacy of adding IMBRUVICA to best supportive care in treating patients with COVID-19 pulmonary distress.

•
AbbVie announced it received final approval from the European Commission (EC) and has entered into a consent decree agreement with staff of the U.S. Federal Trade Commission (FTC) regarding AbbVie's pending acquisition of Allergan. The consent decree remains subject to further review and approval by the Commissioners of the FTC. AbbVie and Allergan anticipate deal closing in May 2020.

•
AbbVie announced the FDA approval of IMBRUVICA in combination with rituximab for the treatment of previously untreated patients with chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL). The approval is based on positive results from the landmark Phase 3 E1912 study, in which IMBRUVICA plus rituximab demonstrated superior progression free survival (PFS) against the chemoimmunotherapy regimen of fludarabine, cyclophosphamide and rituximab (FCR) for previously untreated patients with CLL. This milestone marks the 11th FDA approval for IMBRUVICA since it was first approved in 2013 and the sixth in CLL. IMBRUVICA is jointly developed and commercialized with Janssen Biotech, Inc.

•
AbbVie announced that the EC has approved VENCLYXTO (venetoclax) in combination with obinutuzumab for the treatment of adult patients with CLL who were previously untreated. VENCLYXTO plus obinutuzumab is the first chemotherapy-free, fixed-duration combination regimen approved by the EC for patients with previously untreated CLL. Approval is based on data from the Phase 3 CLL14 trial, which showed that patients treated with obinutuzumab plus one year of treatment with VENCLYXTO had superior PFS and higher rates of undetectable minimal residual disease compared to patients receiving a standard of care chemoimmunotherapy regimen of obinutuzumab and chlorambucil. Venetoclax is being developed by AbbVie and Roche and is jointly commercialized by AbbVie and Genentech, a member of the Roche Group, in the U.S. and by AbbVie outside of the U.S.

Recent Events (continued)

•
AbbVie announced results from two Phase 3 studies (VIALE-A and VIALE-C) for VENCLEXTA (venetoclax) in patients with previously-untreated acute myeloid leukemia (AML) who are ineligible for intensive chemotherapy. The VIALE-A trial, which evaluated VENCLEXTA in combination with azacitidine versus azacitidine plus placebo, met its dual primary endpoints of overall survival (OS) and composite complete remission rate. The VIALE-A study was stopped early due to positive efficacy results at the first interim analysis for OS. The VIALE-C trial, which evaluated VENCLEXTA in combination with low-dose cytarabine (LDAC) versus LDAC plus placebo, did not demonstrate statistically significant improvement in the primary endpoint of OS, but results were indicative of clinical activity of VENCLEXTA in combination with LDAC. In November 2018, AbbVie received accelerated approval in the U.S. for VENCLEXTA in combination with azacitidine, decitabine, or LDAC for the treatment of newly-diagnosed AML in adults who are age 75 years or older, or who have comorbidities that preclude use of intensive induction chemotherapy based on the Phase 1/2 studies. The results of VIALE-A and VIALE-C will be provided to the FDA and submitted for regulatory approval by other global health authorities later this year.

•
AbbVie announced that the EC has approved a change to the marketing authorization for MAVIRET (glecaprevir/pibrentasvir) to shorten once-daily treatment duration from 12 to 8 weeks in treatment-naïve, compensated cirrhotic, chronic hepatitis C (HCV) patients with genotype (GT) 3 infection. The decision makes MAVIRET the only pan-genotypic (GTs 1-6) 8-week treatment option for treatment-naïve, chronic HCV patients, without cirrhosis or with compensated cirrhosis. The approval is supported by data from the Phase 3b EXPEDITION-8 study, which showed that with 8 weeks of MAVIRET, an overall 98 percent patients achieved a sustained virologic response 12 weeks after treatment (SVR12), and for patients with GT3, the SVR12 rate was over 95 percent.

Full-Year 2020 Outlook
AbbVie is updating its standalone GAAP diluted EPS guidance for the full-year 2020 from $7.66 to $7.76 to $7.60 to $7.70, representing growth of 44.9 percent at the midpoint. AbbVie is confirming the previous expectation to deliver standalone adjusted diluted EPS for the full-year 2020 of $9.61 to $9.71, representing growth of 8.1 percent at the midpoint. The company’s standalone 2020 adjusted diluted EPS guidance excludes $2.01 per share of intangible asset amortization expense, non-cash charges for contingent consideration adjustments and other specified items.
Statements Required by the Irish Takeover Rules

The directors of AbbVie accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of AbbVie (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Any holder of 1 percent or more of any class of relevant securities of AbbVie Inc. may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2013.

About AbbVie

AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience. In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our first-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2020 and 2019 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2020 financial guidance is also being provided on both a reported and a non-GAAP basis.
Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties, including the impact of the COVID-19 pandemic on AbbVie’s operations, results and financial results, that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition of Allergan will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed acquisition, failure to realize the expected benefits of the proposed acquisition, failure to promptly and effectively integrate Allergan's businesses, significant transaction costs and/or unknown or inestimable liabilities, potential litigation associated with the proposed acquisition, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2019 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission (SEC). AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Profit Forecasts
AbbVie is updating its GAAP diluted EPS guidance for the full-year 2020 from $7.66 to $7.76 to $7.60 to $7.70, representing growth of 44.9 percent at the midpoint.
AbbVie is confirming its adjusted diluted EPS guidance for the full-year 2020 of $9.61 to $9.71, representing growth of 8.1 percent at the midpoint.
AbbVie expects adjusted diluted EPS for the second quarter of 2020 of between $2.10 and $2.16, excluding approximately 53 cents of non-cash amortization and other specified items.
The guidance statements above regarding GAAP EPS and adjusted EPS for the full-year 2020 and adjusted EPS for the second quarter of 2020 each constitute a profit forecast for the purposes of the Rule 28 of the Irish Takeover Rules.
The company will issue 2020 combined company guidance following the close of the planned Allergan acquisition.

* Adjusted Earnings Per Share (“EPS”) is a non-GAAP diluted earnings per share, typically reported in AbbVie’s quarterly and annual financial results for the full year, guidance and in the earnings calls for the next quarter guidance updates. This is not prepared in accordance with U.S. GAAP. This non-GAAP financial measure should not be considered in isolation from, as a substitute for, or superior to financial measures prepared in accordance with U.S. GAAP.
Adjusted EPS is calculated as net income excluding certain non-cash items and factors which are unusual or unpredictable, which include: amortization and impairment of intangible assets; change in fair value of contingent consideration; major restructuring costs, integration and other related transaction costs relating to acquisitions; litigation reserves; R&D milestones and acquired IPR&D, together with the tax effects of all these items.
Basis of preparation
The AbbVie profit forecasts (the “Profit Forecasts”) are based on the unaudited interim financial results for the three months ended March 31, 2020 and a forecast of the results for the nine months to December 31, 2020.
In accordance with Rule 28 of the Irish Takeover Rules, the directors of AbbVie confirm that the Profit Forecasts have been properly compiled on the basis of the assumptions stated below on a basis consistent with the accounting policies of AbbVie, which are in accordance with U.S. GAAP and those which AbbVie anticipates will be applicable for the full year ending December 31, 2020 (as adjusted for AbbVie non-GAAP policy to disclose adjusted earnings excluding specified items).
The AbbVie non-GAAP profit forecast does not include the proposed acquisition of Allergan. However, the AbbVie GAAP profit forecast includes estimated one-time expenses relating to the transaction such as financing costs, legal, consultants, accountants, regulatory and other fees, which are expected to be incurred in 2020.
Principal assumptions
The Profit Forecasts have been compiled on the basis of the following assumptions:
Assumptions which are within AbbVie’s influence or control:

•
Executed licensing and partnership collaboration transaction impacts and transactions expected to be executed in the next quarter are included. In line with AbbVie’s historical practices, management continues to evaluate and pursue opportunities for further partnership collaborations and in-licensing transactions. No material acquisitions or disposals are anticipated in 2020;

•	There will be no material change in the operational strategy or current management of AbbVie during the year ending December 31, 2020 other than those already announced;

•	There will be no major site closures or rationalization during the nine-month forecast period to December 31, 2020.

•	Share repurchases and issuances are expected to be relatively flat during the nine-month forecast period to December 31, 2020.
Assumptions which are outside of AbbVie’s influence or control:

•	There will be no material supply chain, manufacturing and distribution disruptions and other business interruptions, including natural disasters or industrial disputes;

•
There will be no material adverse events that affect AbbVie’s key products, including adverse regulatory and clinical findings or publications, product recalls, liability claims, or loss of patent protection;

•	There will be no material changes to current litigation provisions due to a new or ongoing litigation claim;

•	There will be no material change in general market, economic, competitive environments or levels of demand in countries in which AbbVie operates that would materially affect AbbVie’s business;

•	There will be no material change to AbbVie customers’ agreements, rebates, or discount programs from those currently prevailing;

•
With respect to COVID-19 that: “stay at home” orders will be gradually lifted, starting in May, across Europe and the United States; over the subsequent 60 days, physicians' offices and hospitals will reopen for more routine patient diagnosis and care; and patients will start returning to physician offices for routine treatment in that timeframe. An increase to AbbVie's patient assistance programs, as well as a shifts in the U.S. payor mix due to increased unemployment has also been factored in.

•
There will be no changes in exchange rates, interest rates, bases of taxes, tax laws or interpretations, or legislative or regulatory requirements from those currently prevailing that would have a material impact on AbbVie’s operations or its accounting policies;

•	There will be no material change to discount rate assumptions for calculating the fair value of contingent consideration from those currently prevailing; and

•	There will be no intangible asset impairments due to unfavorable clinical study results or safety signals.

Media:	Investors:
Adelle Infante	Liz Shea
(847) 938-8745	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended March 31, 2020
(Unaudited)

				% Change vs. 1Q19
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$6,158	$2,461	$8,619	16.8%	(2.0)%	(3.8)%	10.7%	10.1%
Immunology	4,004	1,085	5,089	24.5	(9.7)	(11.8)	15.1	14.5
Humira	3,656	1,047	4,703	13.7	(12.8)	(14.9)	6.4	5.8
Skyrizi	266	34	300	n/m	n/m	n/m	n/m	n/m
Rinvoq	82	4	86	n/m	n/m	n/m	n/m	n/m

Hematologic Oncology	1,167	382	1,549	25.0	61.1	59.9	32.3	32.1
Imbruvica[b]	966	266	1,232	16.6	37.9	37.9	20.6	20.6
Venclexta	201	116	317	91.5	>100.0	>100.0	>100.0	>100.0

HCV	234	330	564	(41.9)	(18.8)	(20.0)	(30.2)	(30.8)
Mavyret	234	325	559	(42.0)	(14.7)	(16.0)	(28.6)	(29.2)
Viekira	—	5	5	n/m	(80.6)	(81.2)	(80.3)	(80.9)

Other Key Products	769	543	1,312	3.9	0.2	(1.8)	2.4	1.5
Creon	276	—	276	21.9	n/a	n/a	21.9	21.9
Lupron	195	38	233	2.1	2.1	(0.3)	2.1	1.7
Synthroid	205	—	205	12.3	n/a	n/a	12.3	12.3
Synagis	—	270	270	n/a	(4.1)	(5.6)	(4.1)	(5.6)
Duodopa	25	99	124	10.2	14.9	12.0	14.0	11.7
Sevoflurane	16	63	79	(6.1)	(13.5)	(15.8)	(12.2)	(14.0)
Kaletra	14	72	86	3.2	13.1	10.8	11.4	9.5
Orilissa	30	1	31	>100.0	>100.0	>100.0	>100.0	>100.0
AndroGel	8	—	8	(89.1)	n/a	n/a	(89.1)	(89.1)
Note: “Operational” comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.
n/a = not applicable
n/m = not meaningful

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Consolidated Statements of Earnings
Quarter Ended March 31, 2020 and 2019
(Unaudited) (In millions, except per share data)

	First Quarter Ended March 31
	2020	2019
Net revenues	$8,619	$7,828
Cost of products sold	1,942	1,694
Selling, general and administrative	1,695	1,680
Research and development	1,379	1,289
Acquired in-process research and development	—	155
Total operating costs and expenses	5,016	4,818

Operating earnings	3,603	3,010

Interest expense, net	428	325
Net foreign exchange loss	5	6
Other expense, net	72	135
Earnings before income tax expense	3,098	2,544
Income tax expense	88	88
Net earnings	$3,010	$2,456

Diluted earnings per share	$2.02	$1.65

Adjusted diluted earnings per share[a]	$2.42	$2.14

Weighted-average diluted shares outstanding	1,484	1,483

[a]	Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended March 31, 2020
(Unaudited) (In millions, except per share data)
 1.     Specified items impacted results as follows:

	1Q20
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$3,098	$3,010	$2.02
Adjusted for specified items:
Intangible asset amortization	444	371	0.24
Acquisition related costs	188	158	0.11
Milestones and other R&D expenses	135	115	0.08
Change in fair value of contingent consideration	72	72	0.05
Other	66	(113)	(0.08)
As adjusted (non-GAAP)	$4,003	$3,613	$2.42
Acquisition related costs reflect transaction and financing costs related to the proposed Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Other primarily includes the impacts of tax law changes, charitable contributions to support COVID-19 relief efforts and restructuring charges associated with streamlining global operations.
2. The impact of the specified items by line item was as follows:

	1Q20
	Cost of products sold	SG&A	R&D	Interest expense, net	Other expense, net
As reported (GAAP)	$1,942	$1,695	$1,379	$428	$72
Adjusted for specified items:
Intangible asset amortization	(444)	—	—	—	—
Acquisition related costs	—	(44)	—	(144)	—
Milestones and other R&D expenses	—	—	(135)	—	—
Change in fair value of contingent consideration	—	—	—	—	(72)
Other	(4)	(52)	(10)	—	—
As adjusted (non-GAAP)	$1,494	$1,599	$1,234	$284	$—
3. The adjusted tax rate for the first quarter of 2020 was 9.7 percent, as detailed below:

	1Q20
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,098	$88	2.8%
Specified items	905	302	33.4%
As adjusted (non-GAAP)	$4,003	$390	9.7%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended March 31, 2019
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	1Q19
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,544	$2,456	$1.65
Adjusted for specified items:
Intangible asset amortization	385	318	0.21
Milestones and other R&D expenses	40	40	0.03
Acquired IPR&D	155	155	0.10
Change in fair value of contingent consideration	169	171	0.12
Restructuring	163	133	0.09
Litigation reserves	10	8	—
Tax audit settlement	—	(89)	(0.06)
As adjusted (non-GAAP)	$3,466	$3,192	$2.14
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Restructuring is primarily associated with streamlining global operations.
2. The impact of the specified items by line item was as follows:

	1Q19
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other expense, net
As reported (GAAP)	$1,694	$1,680	$1,289	$155	$135
Adjusted for specified items:
Intangible asset amortization	(385)	—	—	—	—
Milestones and other R&D expenses	—	—	(40)	—	—
Acquired IPR&D	—	—	—	(155)	—
Change in fair value of contingent consideration	—	—	—	—	(169)
Restructuring	(6)	(107)	(50)	—	—
Litigation reserves	—	(10)	—	—	—
As adjusted (non-GAAP)	$1,303	$1,563	$1,199	$—	$(34)

3. The adjusted tax rate for the first quarter of 2019 was 7.9 percent, as detailed below:

	1Q19
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$2,544	$88	3.5%
Specified items	922	186	20.2%
As adjusted (non-GAAP)	$3,466	$274	7.9%